March 2008
Amendment No. 1 dated March 27, 2008 to Pricing Sheet dated March 24, 2008 relating to
Preliminary Terms No. 540 dated February 22, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

10% SPARQS®
Mandatorily Exchangeable for Common Stock of AT&T Inc.

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
PRICING TERMS – MARCH 24, 2008
Issuer:	Morgan Stanley
Maturity date:	April 20, 2009
Underlying stock:	AT&T Inc. common stock (“T Stock”)
Aggregate principal amount:	$20,000,015.03
Coupon:	10% per annum, payable quarterly beginning July 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into T Stock at the exchange ratio.
Exchange ratio:	0.50 shares of T Stock, subject to adjustment for certain corporate events
Issuer call right:
Beginning on October 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	19% per annum on the stated principal amount
First call date:	October 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	April 10, 2009
Stated principal amount:	$19.015 per SPARQS
Issue price:	$19.015 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	March 24, 2008
Original issue date:	March 31, 2008 (5 business days after the pricing date)
CUSIP:	61747W232
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC under the ticker symbol “TQK,” subject to official notice of issuance.  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$19.015	$0.3090	$18.7060
Total	$20,000,015.03	$325,006.82	$19,675,008.21
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 540 dated February 22, 2008
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.